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                                 EMPLOYMENT AGREEMENT



         AGREEMENT dated as of September 1, 1997 between UNITEL VIDEO, INC., a Delaware corporation (the "Corporation"), with an address at 555 West 57th Street, New York, New York 10019, and Barry Knepper ("Employee"), residing at 18 Westchester Avenue, Jericho, New York 11753 .

                                 W I T N E S S E T H:

         WHEREAS, the Corporation believes the contributions that have been made and can continue to be made by Employee toward the success of the business of the Corporation are valuable and wishes to retain the services of Employee for its benefit; and

         WHEREAS, Employee is willing to continue as an employee of the Corporation upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and Employee hereby agree as follows:

         1.Term.

              1. The Corporation hereby employs Employee, and Employee hereby accepts employment by the Corporation, on the terms and conditions herein contained, to perform the duties described in paragraph 2 for a term (as such term may be extended or earlier terminated as provided herein, the "Employment Term") commencing on the date hereof and, subject to the remaining provisions of this Agreement, ending on August 31, 1998.

         (b) On August 31, 1998 and each subsequent August 31, the Employment Term automatically shall be extended for an additional period of one year unless either the Corporation or Employee shall give the other party not less than 90 days' written notice prior to such August 31 that such party shall not desire that the Employment Term be so extended, in which event the Employment Term shall not thereafter be extended beyond the then current expiration date thereof.

         (c) Notwithstanding the provisions of paragraph 1(b), upon a Change of Control (as hereinafter defined), the Employment Term automatically shall be extended for an additional period commencing on the date the Change of Control shall have occurred and ending on the last day of the calendar month immediately succeeding the date that is 18 months from and after the date of occurrence of such Change of Control (the "Change of Control End Date"). On the Change of Control End Date and on each anniversary of the Change of Control End Date, the Employment Term automatically shall be extended for an additional period of one year unless either the Corporation or Employee shall give the other party not less than 90 days' written notice


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prior to the Change of Control End Date or such anniversary of the Change of
Control End Date, as the case may be, that such party shall not desire that the Employment Term be so extended, in which event the Employment Term shall not thereafter be extended beyond the then current expiration date thereof.

         (d) In the event that the Corporation shall not extend the Employment Term pursuant to paragraphs 1(b) or (c), then at the expiration of the Employment Term, the Corporation shall pay to Employee, within 30 days of such expiration (10 days of expiration pursuant to paragraph 1(c)) and without regard to any applicable principles of mitigation of damages, set off and the like, an amount equal to one times the annual Base Salary in effect on such expiration of the Employment Term. In addition, within 30 days after the next Financial Statement Receipt Date (as hereinafter defined) to occur, the Corporation shall also pay to Employee an amount equal to all bonus, incentive or similar or other form of compensation under any plan or arrangement with the Corporation which he would have been entitled to for the period in which the end of the Employment Term occurs computed through the expiration of the Employment Term and utilizing the method for pro-ration described in paragraph 4(c). The Corporation shall also pay to Employee all Accrued Compensation Amounts (as hereinafter defined) through the expiration of the Employment Term and shall reimburse Employee for expenses as contemplated by paragraph 3(c). In addition, for a period of 12 months after such expiration of the Employment Term, the Corporation will provide Employee and his family the same medical, disability, life and other insurance coverages provided immediately prior to such expiration.

         2. Duties.

                   1. During the Employment Term, Employee shall serve as President and Chief Executive Officer of the Corporation, with such authority, duties and responsibilities as shall from time to time be designated by the Board of Directors of the Corporation. Employee agrees that during the Employment Term he will devote his full time and attention during regular business hours to the business and affairs of the Corporation and its subsidiaries except during vacation periods and periods of illness or incapacity. Nothing contained herein shall prevent Employee from serving as a director or trustee of any corporation or other organization, and in any other capacity with any non-commercial enterprise; provided, that such service does not materially interfere with the performance of his duties hereunder and such business or organization does not have business relations with or compete with the Corporation or any of its subsidiaries or affiliates.

                   2. Employee will perform his duties and services hereunder with the same degree of diligence and integrity which he has exercised during the course of his employment by the Corporation prior to the date of this Agreement. In addition, Employee agrees to serve as a director of the Corporation and its subsidiaries, including committee memberships, to which he may from time to time be elected or appointed.

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         3.  Compensation and Benefits.

              1. The Corporation agrees to pay Employee a base salary ("Base Salary") at the rate of $200,000 per year, payable in accordance with the Corporation's regular pay intervals or in such other manner as shall be mutually agreeable to Employee and the Corporation. Employee's Base Salary shall be increased effective on each May 1 from time to time during the Employment Term, commencing May 1, 1998, by an amount equal to the greater of (i) 5% of the Base Salary in effect on the immediately preceding April 30 and (ii) the Base Salary in effect on the immediately preceding April 30 multiplied by a fraction, the numerator of which is the Index (as hereinafter defined) for the month of April immediately preceding the effective date of such increase and (B) the denominator of which is the Index for the month of April in the immediately preceding calendar year. Any increase in Base Salary or other compensation shall not limit or reduce any other obligation of the Corporation under this Agreement. As used in this Agreement, "Index" for any calendar month means the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers, All Items (base index year 1982-84=100), for New York-Northern New Jersey-Long Island, NY-NJ-CT, for such month, as published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is not published by the Bureau of Labor Statistics or another governmental agency at any time, then such calculation shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority selected in good faith by the Board of Directors of the Corporation.

              2. During the Employment Term, Employee shall be entitled to participate in all bonus, incentive compensation, stock option or stock related right, retirement, profit-sharing, medical payment, disability, health or life insurance and other benefit plans and arrangements which may be or become available to executives of the Corporation in general; provided, that Employee shall be required to comply with the conditions attendant to coverage by such plans and arrangements and notwithstanding anything contained herein to the contrary, shall comply with, and be entitled to benefits only in accordance with, the terms and conditions of such plans and arrangements. Notwithstanding the foregoing, the Corporation shall continue to provide Employee with substantially the same medical, disability, life and other insurance coverages currently provided to Employee.

              3. Employee shall be entitled to reimbursement, not less frequently than biweekly, for expenses reasonably incurred by him in furtherance of the business of the Corporation and in the performance of his duties hereunder, on an accountable basis with such substantiation as the Corporation may at the time and from time to time require from its senior executive officers.

              4. Employee shall be entitled to five weeks vacation in each year during the Employment Term, which is the number of weeks currently available to Employee based upon his seniority with the Corporation. Such vacation shall be taken at such time or times as may be mutually agreed upon by the Corporation and Employee.


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              5.   Employee shall also be entitled to receive a cash bonus
    equal to 2 1/2% of Consolidated Pretax Profits (as hereinafter defined) in each fiscal year of the Corporation during the Employment Term. The cash bonus is sometimes hereinafter referred to as "Incentive Compensation." Employee shall be entitled to receive Incentive Compensation within 15 days of receipt of the Corporation from its then independent certified public accountants of the audited financial statements for the applicable fiscal year (the date of receipt by the Corporation of such audited financial statements being hereinafter referred to as the "Financial Statement Receipt Date"). For purposes of this Agreement, the term "Consolidated Pretax Profits" shall mean earnings before (i) income taxes, (ii) the cumulative or other effect of changes in accounting principles or practices, (iii) other extraordinary items and (iv) gain or loss from the sale of businesses (including divisions and subsidiaries) of the Corporation, all as determined in accordance with generally accepted accounting principles, consistently applied, and reflected on the Corporation's audited Consolidated Statements of Operations for the applicable fiscal year.

              6. Throughout the Employment Term, the Corporation will continue to furnish Employee with an automobile comparable to the automobile provided at the commencement of this Agreement and shall pay for or reimburse Employee for all expenses relating to the insurance, maintenance and operation thereof, on an accountable basis with such substantiation as the Corporation may at the time and from time to time require from its senior executive officers.

         4. Termination upon Death or Disability. Employee's employment hereunder shall terminate upon his death, or, at the election of the Corporation, by written notice to Employee, if Employee becomes Disabled (as hereinafter defined). In the event of a termination of Employee's employment for death or Disability, the Corporation shall pay Employee (or his legal representatives, as the case may be), as follows:

              1. within fifteen (15) days following death or such notice, any accrued but unpaid Base Salary, any accrued and unused vacation days based upon Employee's salary on a 365 day per year daily basis, any accrued but unpaid expenses as per paragraph 3(c) hereof and any other accrued and unpaid compensation or benefits to which Employee may be entitled under this Agreement (collectively, "Accrued Compensation Amounts"), in each case as of the Termination Date (as hereinafter defined);

              2. Employee's Base Salary until the expiration of 12 months from the date of death or termination for Disability (the "Extension Period"), such Base Salary to be paid as and when such Base Salary would have been paid had the employment of Employee continued through the Extension Period; and

              3. within fifteen (15) days after the Financial Statement Receipt Date immediately following such termination of Employee's employment, an amount equal to (i) the amount of Incentive Compensation, if any, that would have been payable to Employee with respect to the fiscal year during which the Termination Date occurred multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal year which expired prior to the Termination Date and the denominator of which is 365.

         For the purposes of this Agreement, Employee shall be deemed to be "Disabled" or have a "Disability" if as a result of the occurrence of mental or physical disability during the Term he has been unable to perform his duties hereunder for six (6) consecutive months, as determined in good faith by the Board of Directors of the Corporation.

         Employee acknowledges that the payments referred to in this paragraph 4 and the payment and benefits, if any, to which Employee (or his legal representatives, as the case may be) may be entitled under the Corporation's group life insurance plan now or at any time hereafter in effect constitute the only payments to which Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Corporation under this Agreement in the event of a termination of his employment for death or Disability, and that except for such payments and benefits, the Corporation shall have no further liability or obligation to him (or his legal representatives, as the case may be) under this Agreement.

         5. Change of Control.

         (a) Employee may, at any time during the twelve (12) month period following a Change of Control, by delivery of written notice to the Corporation, terminate his employment hereunder in the event that during such period the compensation, benefits, authority, responsibilities, privileges, duties and/or title of Employee are materially diminished (individually or in the aggregate). Upon such permitted termination by Employee, the Corporation shall pay to Employee, within 10 days of such termination and without regard to any applicable principles of mitigation of damages, set off and the like, the greater of (i) the Base Salary Employee would have received (based on the Base Salary in effect on the date of such termination of the Employment Term) through what would otherwise have been the last day of the Employment Term had this Agreement not been so terminated and (ii) one times the annual Base Salary in effect on the date of such termination of the Employment Term. In addition, within 30 days after the next Financial Statement Receipt Date (as hereinafter defined) to occur, the Corporation shall also pay to Employee an amount equal to all bonus, incentive or similar or other form of compensation under any plan or arrangement with the Corporation which he would have been entitled to for the period in which the end of the Employment Term occurs computed through the Termination Date and utilizing the method for pro-ration described in paragraph 4(c). The Corporation shall also pay to Employee all Accrued Compensation Amounts through the Termination Date of the Employment Term and shall reimburse Employee for expenses as contemplated by paragraph 3(c). In addition, for a period of 12 months after such termination of the Employment Term, the Corporation will provide Employee and his family the same medical, disability, life and other insurance coverages provided immediately prior to such termination.

         (b) "Change of Control" as used in this Agreement means the occurrence of any of the following: (i) the approval by the Board of Directors of the Corporation and the execution by the Corporation of an agreement providing for the sale by the Corporation of all or substantially all of its properties and assets to one or more corporations or other entities not owned by or affiliated with the Corporation; (ii) the majority of the Board of Directors of the Corporation shall consist of persons who are neither present members of the Board of Directors, nor persons initially selected by the Board of Directors (rather than elected by shareholders) as additional or replacement members of the Board of Directors;
(iii) if any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect on the date hereof), other than an employee stock ownership plan or similar benefit plan of the Corporation, becomes a beneficial or record holder, directly or indirectly, of securities of the Corporation representing thirty (30%) percent or more of the Corporation's then outstanding securities having the right to vote on the election of directors; (iv) if the Board of Directors approves a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation that would result in the holders of voting securities of the Corporation outstanding immediately prior thereto being the holders of at least 80% of the voting securities of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (v) the adoption by the Board of Directors of the Corporation and approval by the Corporation's shareholders of a plan of liquidation or dissolution of the Corporation.

         6.  Termination for Cause; Termination without Cause.

              1. The Corporation may terminate this Agreement, without liability (other than for (i) the payment of all Accrued Compensation Amounts through the Termination Date of the Employment Term and (ii) the reimbursement of Employee for expenses as contemplated by paragraph 3(c)), if Employee's employment is terminated for "Cause". The term "Cause" shall, for all purposes of this Agreement, mean and be limited to
    (i) the continued failure by Employee to substantially perform his duties to the Corporation pursuant hereto after a demand for performance is delivered to Employee that specifically identifies the manner in which the Corporation believes that Employee has not substantially performed his duties, and Employee has failed to cure such failure in the good faith opinion of the Board of Directors within 30 days of such demand by the Corporation, (ii) the conviction of Employee of a felony under federal or state law, and (iii) the violation by Employee of the provisions of paragraph 8 of this Agreement. Amounts payable under this paragraph 6(a) shall be paid by the Corporation within 30 days of the Termination Date.

         (b) The Corporation may terminate this Agreement at any time without Cause. In such event, the Corporation shall pay to Employee, within 30 days of termination (within 10 days of termination if such termination shall occur after the occurrence of a Change of Control) and without regard to any applicable principles of mitigation of damages, set off and the like, the greater of (i) the Base Salary Employee would have received (based upon the Base Salary in effect on the Termination Date) through what otherwise would have been the last day of the Employment Term had this Agreement not been so terminated and (ii) one times the annual Base Salary in effect on the Termination Date. In addition, within 30 days after the next Financial Statement Receipt Date to occur, the Corporation shall also pay to Employee an amount equal to all bonus, incentive or similar or other form of compensation under any plan or arrangement with the Corporation which he would have been entitled to for the period in which the end of the

Employment Term occurs computed through the Termination Date and utilizing the method for pro-ration described in paragraph 4(c). The Corporation shall also pay to Employee all Accrued Compensation Amounts through the Termination Date of the Employment Term and shall reimburse Employee for expenses as contemplated by paragraph 3(c). In addition, for a period of 12 months after any termination pursuant to this paragraph or, if longer, the period commencing on the date of termination and ending on what otherwise would have been the last day of the Employment Term has this Agreement not been so terminated, the Corporation will provide Employee and his family the same medical, disability, life and other insurance coverages provided immediately prior to such termination.

         (c) It is intended that the "present value" of the payments and benefits to Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" shall not, in the aggregate, exceed 2.99 times the "base amount" (the terms "present value," "parachute payments" and "base amount" being determined in accordance with
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")). Accordingly, if Employee has received or is entitled at any time to receive any such payments or benefits that would, in the opinion of the independent certified public accountants retained by the Corporation immediately prior to any Change of Control, subject any such payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code, such payments and benefits shall be reduced by the smallest amount necessary, in the opinion of such accountants, to avoid such excise tax; provided, that the type of payment or benefits to be reduced shall be determined by Employee. No reduction in any such payments or benefits in reliance of such accountant's opinion shall be permitted unless and until the Corporation shall have provided to Employee a copy of any such opinion no later than the date otherwise required for the payment of such payments or benefits.

         7.  Notice of Termination and Termination Date.

              1. Any termination of Employee's employment by the Corporation or by Employee shall be communicated by a Notice of Termination to the other party hereto. For purposes hereof, a "Notice of Termination" shall mean a notice which shall state the "Termination Date" (as hereinafter defined) and the specific provision or provisions of this Agreement pursuant to which this Agreement is being terminated.

              2. "Termination Date" shall mean the date specified in the Notice of Termination as the last day of Employee's employment, which date shall not be sooner than the date on which the Notice of Termination is given or such later date as specified in the applicable provision of this Agreement.

         8. Certain Covenants and Agreement.

              1. Employee acknowledges that, by his employment, he has been and will be in a confidential relationship with the Corporation and has had and will have access to confidential information and trade secrets of the Corporation, its subsidiaries and affiliates. Confidential information and trade secrets include, but are not limited to, customer and client lists, price lists, marketing and sales strategies and procedures, operation techniques, business plans and systems, and all other records, files and information which are not in the public domain. Accordingly, Employee will not, during the term of this Agreement or thereafter, except as may be required in the performance of his duties to the Corporation under this Agreement, use, or disclose to any third party, any confidential information or trade secrets.

         (b) In the event of a breach or threatened breach by Employee of any of the provisions of this paragraph 8, the Corporation shall be entitled to an injunction by any court or tribunal to restrain Employee from committing or continuing any violation. In any proceeding for an injunction, Employee agrees that his ability to answer in damages shall not be a bar or be interposed as a defense to the granting of a temporary or permanent injunction against him. Employee acknowledges that the Corporation will not have an adequate remedy at law in the event of any breach by him as aforesaid and that the Corporation may suffer irreparable damage and injury in the event of such a breach by him. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy or remedies available to the Corporation in respect of such breach or threatened breach.

         (c) The provisions of this paragraph 8 shall survive the termination of the Employment Term and/or this Agreement.

         9. Assignability. This Agreement may not be assigned by Employee. This Agreement and all of its terms and conditions shall be binding upon and inure to the benefit of Employee and his heirs, executors, administrators, legal representatives and assigns and the Corporation and its successors and assigns. Successors of the Corporation shall include, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of the Corporation whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed the "Corporation" for purposes hereof.

         10. Notices. All notices, requests, demands and other communications provided for hereby shall be in writing and shall be deemed to have been duly given when delivered personally or two days after sent by registered or certified mail, return receipt requested, to the party entitled thereto at the address first above written or to such changed address as the addressee may have given by a similar notice, with a copy, in each case, to William D. Freedman, Esq., Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.

         11. Modification. This Agreement may be modified or amended only by an instrument in writing signed by Employee and the Corporation and any provision hereof may be waived only by an instrument in writing signed by the party hereto against whom any such waiver is sought to be enforced.

         12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect, impair or invalidate any other provision of this Agreement.

         13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law (or any other law that would make the laws of any jurisdiction other than the State of New York applicable to this Agreement).

         14. Captions. The captioned headings contained herein are for convenience of reference only and are not intended, nor shall they be construed, to have any substantive effect.

         IN WITNESS WHEREOF, the Corporation and Employee have signed this Agreement on the date set forth on the first page of this Agreement.

                                  UNITEL VIDEO, INC.


                                  By: /s/ Karen Ceil Lapidus
                                      --------------------------
                                  Name: Karen Ceil Lapidus
                                  Title:  Vice President, General Counsel
                                  and Secretary


                                      /s/BarryKnepper
                                      -------------------------
                                      Barry Knepper